UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

FLUIDIGM CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLUIDIGM CORPORATION

2 Tower Place, Suite 2000

South San Francisco, California 94080

(650) 266-6000

March 29, 2022

AMENDMENT NO. 2 TO THE PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

FLUIDIGM CORPORATION

TO BE HELD ON FRIDAY, APRIL 1, 2022

This amendment, dated March 29, 2022 (which we refer to as this “amendment”), amends and supplements the definitive proxy statement, dated February 24, 2022 (which we refer to as the “proxy statement”) filed by Fluidigm Corporation (which we refer to as “Fluidigm” or the “Company”). The proxy statement relates to the solicitation of proxies by Fluidigm’s Board of Directors (which we refer to as the “Fluidigm Board” or “Board”) for use at a special meeting of stockholders (which we refer to as the “special meeting”). The special meeting will be held at 9:00 a.m. Pacific time, on Friday, April 1, 2022, at the Genesis SSF Performing Arts Center located at 1 Tower Place, South San Francisco, California 94080.

The purpose of this amendment is to provide supplemental information concerning the special meeting and the matters to be considered at the special meeting. Except as described in this amendment, the information provided in the proxy statement continues to apply. If information in this amendment differs from or updates information contained in the proxy statement, then the information in this amendment is more current and supersedes the different information contained in the proxy statement. THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Terms used in this amendment that are not defined in this amendment have the meanings given to them in the proxy statement.

Supplemental Disclosures

Support Agreement

On March 29, 2022, Fluidigm entered into a support agreement (the “Agreement”) with Caligan Partners LP and each of the other persons and entities set forth on the signature pages to the Agreement (collectively, the “Caligan Group”). Among other matters, the Agreement provides that effective as of the consummation of the Transactions (as defined below) (i) Fluidigm will increase the size of its Board to eight and appoint Dr. Frank Witney to the Board to serve as a Class III director with a term expiring at Fluidigm’s 2022 annual meeting of stockholders, (ii) at the special meeting of Fluidigm’s stockholders called to consider the Transactions (including any adjournments, postponements or other delays thereof), the members of the Caligan Group will cause all applicable securities of Fluidigm that are beneficially owned by the members of the Caligan Group to be (a) present for quorum purposes; and (b) voted in the manner recommended by the Board on all proposals, (iii) Fluidigm will nominate Dr. Witney for election at the 2022 annual meeting of stockholders and recommend, support and solicit proxies for his election, and (iv) certain standstill restrictions to which the Caligan Group is subject will terminate.

Appointment of Frank Witney

In connection with the Agreement, on March 28, 2022, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed Franklin R. Witney to serve as a member of the Board until his successor is duly elected and qualified, or until his earlier death, resignation or removal, with such appointment to be contingent on and effective upon the consummation of the transactions (the “Transactions”) contemplated by the Purchase Agreements.

Dr. Witney, age 68, has served as an Operating Partner at Ampersand Capital Partners, a private equity firm, since September 2016. From July 2011 to March 2016, Dr. Witney served as President and Chief Executive Officer of Affymetrix, Inc., a provider of life science products and molecular diagnostic products, until Affymetrix, Inc. was acquired by Thermo Fisher Scientific Inc. From April 2009 to May 2011, Dr. Witney served as President and Chief Executive Officer of Dionex Corporation, a provider of analytical instrumentation and related accessories and chemicals. From December 2008 to April 2009, Dr. Witney served as Affymetrix’s Executive Vice President and Chief Commercial Officer. From July 2002 to December 2008, Dr. Witney served as President and Chief Executive Officer of Panomics Inc. Dr. Witney currently serves on the board of directors of PerkinElmer Inc., CODEX DNA, and Cerus Corporation. He has previously served on the boards of Gyros Protein Technologies, RareCyte Inc., GeneOptx and Canopy Bioscience. Dr. Witney earned a B.S. in microbiology from the University of Illinois and a M.S., in microbiology and Ph.D in molecular and cellular biology from Indiana University.

The Board continues to unanimously recommend that our stockholders vote “FOR” the approval of the Charter Amendment Proposal, “FOR” the approval of the Private Placement Issuance Proposal, and “FOR” the approval of the Adjournment Proposal. Your vote is very important regardless of the number of shares of Common Stock that you own.

Voting or Changing Your Vote

The record date for the special meeting remains the close of business on February 18, 2022 (the “Record Date”). Stockholders who have previously submitted their proxy or otherwise voted and who do not want to change their vote do not need to take any action. Stockholders as of the Record Date can vote, even if they have subsequently sold their shares. If you are a stockholder of record, you may vote by following the telephone or Internet voting instructions on your proxy card. If you hold shares as a stockholder of record, we must receive your vote before the polls close at the Special Meeting, except that proxies submitted via the Internet, telephone or by mail must be received by 11:59 p.m., Eastern time on March 31, 2022.

Other important information regarding how to vote your shares and revoke proxies already cast is available in the proxy statement under the caption “General Information.”